FOR IMMEDIATE RELEASE

METTLER-TOLEDO INTERNATIONAL INC. ANNOUNCES
DOMITILLE DOAT-LE BIGOT TO JOIN BOARD OF DIRECTORS

COLUMBUS, Ohio - November 25, 2019 - Mettler-Toledo International Inc. (NYSE:MTD) announced today that Domitille Doat-Le Bigot has been appointed to its Board of Directors effective February 1, 2020.

Ms. Doat-Le Bigot is Chief Digital Officer of Danone, one of the world's leading food and beverage companies, based in France. Prior to joining Danone in 2016, she served as Deputy General Manager and Head of Technology and Data in Shanghai and Paris at Fred & Farid Group, an international independent digital agency. She also served in creative management and digital production and design positions at Cisco and Ubisoft Entertainment. Ms. Doat-Le Bigot is a member of the board of directors of Carlsberg Group.

Robert F. Spoerry, Chairman of the Board, said, "Domitille is an expert in digital strategies and transformation. She has developed innovative digital content for a wide range of companies across four continents, demonstrating how data-driven, interactive strategies can deliver strong top-line growth. We look forward to benefiting from her subject matter expertise, as well as her broad international experience, as we continue to add new and diverse perspectives to our Board.”

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control, and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.